Exhibit 4.45

Sixth Amendment

To The Exclusive Requiem Online License and Distribution Agreement

This Amendment is made and entered into on this 7th day of May, 2013 by and between Gravity Co., Ltd (hereinafter referred to as “Licensor”) and Gravity Interactive, Inc. (hereinafter referred to as “Licensee”).

RECITALS:

WHEREAS, Licensor and Licensee (“Parties” collectively) entered into an Exclusive Requiem Online License and Distribution Agreement (“the Agreement”) dated 21st day of February, 2008, First Amendment to The Exclusive Requiem Online License and Distribution Agreement (“First Amendment”) dated 1st day of December, 2009, Second Amendment to The Exclusive Requiem Online License and Distribution Agreement (“Second Amendment”) dated 1st day of March, 2010, Third Amendment to The Exclusive Requiem Online License and Distribution Agreement (“Third Amendment”) dated 16th day of June, 2011, Fourth Amendment to The Exclusive Requiem Online License and Distribution Agreement (“Fourth Amendment”) dated 26th day of October, 2011, and Fifth Amendment to The Exclusive Requiem Online License and Distribution Agreement (“Fifth Amendment”) dated 1st day of August, 2012.

WHEREAS, both Parties to the Agreement now desire to amend the Agreement as set forth below;

AGREEMENT

NOW; THEREFORE, in consideration of the mutual promises and covenants contained herein, Licensor and Licensee agree as follows:

1.   Term Extension of the Agreement

Parties agreed to extend the Agreement for One (1) year (“Third Renewed Term”) from the expiration date of the Agreement with conditions stated below in this Amendment. The newly extended term of the Agreement shall be from June 16, 2013 to June 15, 2014.

2.   Continuing Effectiveness of the Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above-written.

Gravity Co, Ltd.	Gravity Interactive, Inc.

By:	By:
Name: Hyun Chul Park	Name: Yoshinori Kitamura
Title: CEO	Title: CEO
Date:	Date: